UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2022

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1917 Four Wheel Drive Oshkosh, Wisconsin	54902
(Address of principal executive offices)	(Zip Code)

(920) 502-3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 23, 2022, Oshkosh Corporation (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, the various lenders and letter of credit issuers party thereto, and Bank of America, N.A., as administrative agent (the “Agent”). The Credit Agreement replaced the Company’s existing Second Amended and Restated Credit Agreement, dated as of April 3, 2018 (as amended, supplemented or otherwise modified prior to the date of the Credit Agreement, the “Existing Credit Agreement”), among the Company, the various lenders party thereto, and Bank of America, N.A., as administrative agent.

The Credit Agreement provides for an unsecured revolving credit facility that matures in March 2027 with an initial maximum aggregate amount of availability of $1.1 billion. Availability under the revolving credit facility is reduced by outstanding letters of credit, which were approximately $17.9 million as of the date of the Credit Agreement. The Company may increase the aggregate amount of the credit facilities under the Credit Agreement from time to time by an aggregate amount of up to $550 million, provided that certain conditions are satisfied, including that the Company is not in default under the Credit Agreement at the time of the increase and that the Company obtains the consent of the lenders participating in the increase. Such increases may be in the form of increases in the existing revolving commitments under the Credit Agreement, the addition of term loan commitments under the Credit Agreement (the terms and conditions of which would be agreed upon with the lenders agreeing to make such term loans at the time of the increase), increases in any such term loan commitments or a combination of any such increases or additional commitments. On the date of the Credit Agreement, after giving effect to the transactions contemplated on such date and repayment of all term loans outstanding under the Existing Credit Agreement, other than the letters of credit described above, no revolving loans were outstanding, no term loans were outstanding and no term loan commitments were in effect under the Credit Agreement.

Under the Credit Agreement, and effective as of the date of the Credit Agreement, various covenants under the Existing Credit Agreement, including, without limitation, those restricting the Company and certain of its subsidiaries from disposing of assets (other than dispositions of all or substantially all of the assets of the Company and its subsidiaries taken as a whole), making investments and paying dividends and other distributions, were terminated and no longer restrict the Company’s or its subsidiaries’ activities.

Borrowings under the Credit Agreement bear interest at a variable rate equal to:

•      for dollar-denominated revolving loans only, at the Company’s election, (a) Term SOFR (the forward-looking secured overnight financing rate) plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (b) the base rate (which is the highest of (x) Bank of America, N.A.’s prime rate, (y) the federal funds rate plus 0.50% or (z) the sum of 1.00% plus one-month Term SOFR) plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied;

•      for revolving loans denominated in foreign currencies for which a daily rate will apply, (a) for such loans denominated in pounds sterling only, SONIA (the sterling overnight index average reference rate) plus 0.0326% per annum plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (b) for such loans denominated in other foreign currencies, a designated daily rate per annum plus any adjustment, each as determined by the Agent, the revolving lenders and the Company, plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied; or

•      for revolving loans denominated in foreign currencies for which a forward-looking term rate will apply during the applicable interest period selected by the Company, (a) for such loans denominated in euros, Japanese yen, Australian dollars or Canadian dollars, respectively, EURIBOR, TIBOR, BBSY or CDOR, respectively, in each case plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (b) for such loans denominated in other foreign currencies, a designated term rate per annum plus any adjustment, each as determined by the Agent, the Revolving Lenders and the Company, plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied.

The Company must also pay (i) an unused commitment fee ranging from 0.080% to 0.225% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement and (ii) a fee ranging from 0.4375% to 1.500% per annum of the maximum amount available to be drawn for each letter of credit issued and outstanding under the Credit Agreement.

The Credit Agreement contains various restrictions and covenants, including a requirement that the Company maintain a leverage ratio at certain levels (as detailed below), subject to certain exceptions, restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional subsidiary indebtedness and consummate acquisitions and a restriction on the disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole.

The Credit Agreement requires the Company to maintain a maximum leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated indebtedness to the Company’s consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”)) as of the last day of any fiscal quarter of 3.75 to 1.00, subject to the Company’s right to temporarily increase the maximum leverage ratio to up to 4.25 to 1.00 in connection with certain material acquisitions.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any material subsidiary becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable. Revolving loans outstanding under the Credit Agreement will bear interest at a rate of 2.0% per annum in excess of the otherwise applicable rate upon acceleration of such loans or, upon the lenders’ request, during the continuance of any event of default under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

(4.1)	Third Amended and Restated Credit Agreement, dated as of March 23, 2022, among Oshkosh Corporation, the various lenders and issuers party thereto, and Bank of America, N.A., as administrative agent.

(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: March 24, 2022	By:	/s/ Ignacio A. Cortina
Ignacio A. Cortina
Executive Vice President, General Counsel and Secretary